EXHIBIT 21

Fund.com Inc.
a Delaware corporation
List of subsidiaries

•	Fund.com Technologies Inc., a Delaware Corporation

•	Fund.com Managed Products Inc., a Delaware Corporation

•	Fund.com Capital Inc., a Delaware Corporation